UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 30, 2013

NeoMedia Technologies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-21743	36-3680347
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 West Arapahoe Avenue, Suite 9, Boulder, Colorado	80302
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:	(303) 546-7946

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Effective September 1, 2013, NeoMedia Technologies, Inc., a Delaware corporation (the “Company”), entered into an Employment Agreement with Laura Marriott (the “Agreement”). Ms. Marriott has served as the Company’s Chief Executive Officer since her appointment on October 8, 2010 by the Company’s board of directors (the “Board”) and Ms. Marriott has also served as Chairperson of the Board since such date.

The Agreement supersedes and replaces all other agreements between the Company and Ms. Marriott regarding the terms of her engagement by the Company as its Chief Executive Officer and Chairperson of the Board. The term of the Agreement is three years until August 31, 2016 or until its earlier termination pursuant to certain provisions regarding disability, death, cause or good reason as set forth therein. The Agreement sets a base salary of $350,000 for Ms. Marriott, with her eligibility for a quarterly bonus of up to $25,000 in the sole discretion of the Board, and a Reorganization Bonus as such term is defined and described in the Agreement. The Agreement also sets forth the other terms of the standard Company benefits that Ms. Marriott will be eligible for as an employee.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached hereto as Exhibit 10.1, and which is incorporated herein in its entirety by reference.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not applicable

(b)	Not applicable

(c)	Not applicable

(d)	Exhibits.

10.1	Employment Agreement by and between the Company and Laura Marriott dated August 30, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOMEDIA TECHNOLOGIES, INC.

By:	/s/ Barry S. Baer
Barry S. Baer
Chief Financial Officer

Date: August 30, 2013

EXHIBIT INDEX

Exhibit No. - Description

10.1	Employment Agreement by and between the Company and Laura Marriott dated August 30, 2013.